Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of Common Stock, par value $.001 per share, of QuoteMedia, Inc., a Nevada corporation, and further agree that this Joint Filing Agreement be included as Exhibit 99.1 to such Schedule 13D. In evidence thereof, the undersigned hereby execute this agreement this 29th day of December, 2022.

Dated: December 29, 2022

FINTECH HQ INC.

By:	/s/ Michael H. Giles
Michael H. Giles, President

HARLAND GROUP LLC

By:	/s/ Michael H. Giles
Michael H. Giles, Sole Manager/Sole Member

/s/ Michael H. Giles
Michael H. Giles